Exhibit 99.1
STONE ENERGY CORPORATION
Announces Results of Annual Stockholders Meeting
LAFAYETTE, LA. May 18, 2006
     Stone Energy Corporation (NYSE: SGY) announced the results of its 2006 Annual Meeting of Stockholders held today in New Orleans. At the meeting, the stockholders re-elected Raymond B. Gary, David R. Voelker and Peter K. Barker to serve as directors until the 2009 Annual Meeting of Stockholders. The stockholders also elected a new nominee, Kay G. Priestly, to serve as a director until the 2009 Annual Meeting of Stockholders. In addition to electing directors, the stockholders ratified the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.
     Stone Energy is an independent oil and gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition and subsequent exploitation, development, operation and production of oil and gas properties located in the conventional shelf of the Gulf of Mexico (“GOM”), the deep shelf of the GOM, the deep water of the GOM, several basins of the Rocky Mountains, and the Williston Basin. For additional information, contact Kenneth H. Beer, Chief Financial Officer at 337-237-0410-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.